Exhibit 21.1

SUBSIDIARIES

DOMESTIC:
1.	ACM Holdings Corporation (Delaware)
2.	Clark-Schwebel Corporation (Delaware)
3.	Clark-Schwebel Holding Corp. (Delaware)
4.	CS Tech-Fab Holding, Inc. (Delaware)
5.	Hexcel Beta Corp. (Delaware)
6.	Hexcel Far East (California)
7.	Hexcel Foundation (California)
8.	Hexcel International (California)
9.	Hexcel Omega Corporation (California)
10.	Hexcel Pacific Rim Corporation (California)
11.	Hexcel Pacific Rim Corporation (Delaware)
12.	Hexcel Pottsville Corporation (Delaware)
13.	Hexcel Technologies Inc. (Delaware)
FOREIGN:
1.	Hexcel Chemical Products Limited (UK)
2.	Hexcel-China Holdings Corp. (Mauritius)
3.	Hexcel Composites GmbH (Austria)
4.	Hexcel Composites GmbH (Germany)
5.	Hexcel Composites Limited (UK)
6.	Hexcel Composites S.P.R.L. (Belgium)
7.	Hexcel Composites S.A. (France)
8.	Hexcel Composites S.L. (Spain)
9.	Hexcel Composites S.r.l. (Italy)
10.	Hexcel do Brasil Servicos S/C Ltda (Brazil)
11.	Hexcel Europe Limited (UK)
12.	Hexcel Fabrics S.A. (France)
13.	Hexcel Foreign Sales Corporation (Barbados)
14.	Hexcel Holding B.V. (Netherlands)
15.	Hexcel Holding GmbH (Austria)
16.	Hexcel Holding Spain, S.L. (Spain)
17.	Hexcel Holdings (UK) Limited (UK)
18.	Hexcel Overseas GmbH (Austria)
19.	Hexcel Overseas (UK)
20.	Hexcel S.A. (France)
21.	Hexcel Structures and Interiors GmbH (Germany)
22.	Hexcel (UK) Limited (UK)